Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MODERN MEDIA ACQUISITION CORP.

(a Delaware corporation)

FIRST:    The name of the Corporation is “MODERN MEDIA ACQUISITION CORP.”

SECOND:    The address of the Corporation’s registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 County of New Castle, and the name of its registered agent thereat is Corporation Service Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock of the par value of one cent ($0.01) per share.

FIFTH:    The name and mailing address of the incorporator is Eileen Plaza, 125 West 55th Street, Level 22, New York, NY 10019.

SIXTH:    The Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

SEVENTH:    No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither any amendment or repeal of the foregoing provisions of this Article SEVENTH nor adoption of any provision of this Certificate of Incorporation or of the By-Laws of the Corporation which is inconsistent with the foregoing provisions of this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

EIGHTH:    The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, have executed this Certificate of Incorporation this 3rd day of January 2017.

/s/ Eileen Plaza
Eileen Plaza
Sole Incorporator